Exhibit 4.3

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of December 10, 2008 (this “Amendment”), is entered into by and between SCM Microsystems, Inc. a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of November 8, 2002 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement in any respect, without the approval of any holders of Rights, and the Rights Agent shall execute such supplement or amendment;

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Hirsch Electronics Corporation, a California corporation (“Hirsch”), Deer Acquisition, Inc., a California corporation and a wholly owned subsidiary of the Company, and Hart Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, pursuant to which through a two-step merger Hirsch will become a new Delaware limited liability company and a wholly owned subsidiary of the Company (the “Merger”) and the Company will issue shares of its common stock and warrants to purchase shares of its common stock to the former stockholders of Hirsch as merger consideration;

WHEREAS, on December 9, 2008, the Board of Directors of the Company approved the Merger Agreement and the Merger and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, on December 9, 2008, the Board of Directors of the Company resolved to amend the Rights Agreement to ensure that none of the execution or delivery of the Merger Agreement and consummation of the transactions contemplated thereby, or the execution or delivery of the ancillary agreements contemplated by the Merger Agreement or the consummation of the transactions contemplated thereby, will cause (a) the Rights to become exercisable under the Rights Agreement, (b) Hirsch or any of their affiliates or stockholders to be deemed to be an “Acquiring Person,” or (c) a “Triggering Event,” the “Distribution Date” or the “Shares Acquisition Date” to occur; and

WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Effect of Amendment.  Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

2. Capitalized Terms.  All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

3. Amendments to Section 1.

(a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

‘‘‘Acquiring Person’ shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement including, without limitation Section 1(gg) hereof; (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding; and (iii) neither Hirsch nor any of its affiliates or stockholders shall be deemed an Acquiring Person on account of the execution or delivery of the Merger Agreement or the Ancillary Agreements or the consummation of the transactions contemplated thereby (including, until the termination of the Stockholder Agreement in accordance with its terms, as a result of any Hirsch stockholder being deemed the Beneficial Owner of any Common Shares solely as a result of their being a party to the Stockholder Agreement).”

(b) The definition of “Distribution Date” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

‘‘‘Distribution Date’ shall mean the earlier of (i) the Close of Business on the tenth (10th) Business day (or such later date as may be determined by action of the Company’s Board of Directors) after the Shares Acquisition Date (or, if the tenth (10th) Business Day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth (10th) Business Day (or such later date as may be determined by action of the Company’s Board of Directors) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any Person pursuant to the Merger Agreement or the Ancillary Agreements, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be an Acquiring Person; provided that, if such Person is determined not to have become an Acquiring Person pursuant to Section 1(a) hereof, then no Distribution Date shall be deemed to have occurred by virtue of such event.”

(c) The definition of “Shares Acquisition Date” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“‘Shares Acquisition Date’ shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act, but exclude any public announcement or report relating to the transactions contemplated by the Merger Agreement or the Ancillary Agreements) by the Company or an Acquiring Person that an Acquiring Person has become such; provided that, if such Person is determined not to have become an Acquiring Person pursuant to Section 1(a) hereof, then no Shares Acquisition Date shall be deemed to have occurred by virtue of such event.”

(d) The definition of “Triggering Event” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“A ‘Triggering Event’ shall be deemed to have occurred upon any Person becoming an Acquiring Person; provided that, if such Person is determined not to have become an Acquiring Person pursuant to Section 1(a) hereof, then no Triggering Event shall be deemed to have occurred by virtue of such event.”

(e) The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following definitions in alphabetical order:

‘‘‘Ancillary Agreements’ shall mean all agreements, documents and instruments required to be delivered by any party pursuant to the Merger Agreement, and any other agreements, documents or instruments entered into at or prior to effective time of the Merger in connection with the Merger Agreement or the transactions contemplated thereby.”

“‘Deer Merger Sub’ shall mean Deer Acquisition, Inc., a California corporation and a wholly owned subsidiary of the Company.”

“‘Hart Merger Sub’ shall mean Hart Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.”

“‘Hirsch’ shall mean Hirsch, a California corporation.”

“‘Merger Agreement’ shall mean the Agreement and Plan of Merger, by and among the Company, Hirsch, Deer Merger Sub and Hart Merger Sub, pursuant to which through a two-step merger Hirsch will become a new Delaware limited liability company and a wholly owned subsidiary of the Company (the “Merger”).”

“‘Stockholder Agreement’ shall mean the Stockholder Agreement, by and among the Company and the Hirsch stockholders a party thereto.”

4. New Section 35.  Section 35 is hereby added to the Rights Agreement to read in its entirety as follows:

“Section 35. The Merger Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither the approval, execution or delivery of the Merger Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated thereby or the performance by the Company of its obligations thereunder shall cause (a) the Rights to become exercisable, (b) Hirsch or any of its affiliates or stockholder to be an Acquiring Person, (c) a Triggering Event to occur, (d) a Shares Acquisition Date to occur or (e) a Distribution Date to occur.”

5. Effective Date.  This Amendment is effective as of December 10, 2008, immediately prior to the execution and delivery of the Merger Agreement.

6. Governing Law.  This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

7. Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of counterparts (including facsimile signature) each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

8. Headings.  The headings in this Amendment are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

SCM MICROSYSTEMS, INC.

By:	/s/ Felix Marx
Felix Marx
Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST
COMPANY

By:	/s/ Herbert J. Lemmer
Name:     Herbert J. Lemmer

Title:	Vice President

[Signature Page to Amendment to Rights Agreement]